Exhibit 99

For Immediate Release

PRIMEDIA Reports 4.5% Revenue Growth in Third Quarter 2004

•                       Consolidated revenues grew 4.5% to $324.1 million in the third quarter 2004 reflecting revenue growth in all segments except the Education Segment, which was flat.(1)

•                       Investments to improve assets with the best prospects for long-term organic growth continue.

•                       Guidance for 2004 updated to reflect classification of Workplace Learning as discontinued.

Summary Results

($ millions)	Third Quarter		Percent Change
	2004	2003
Segment Revenues, net (a):
Enthusiast Media	$190.9	$181.1	5.4%
Consumer Guides	71.7	69.3	3.5%
Business Information	48.6	47.3	2.7%
Education (b)	13.2	13.2	-
Intersegment Eliminations	(.3)	(.8)
Total Net Revenues	$324.1	$310.1	4.5%

Segment EBITDA (c):
Enthusiast Media	$42.6	$36.6	16.4%
Consumer Guides	19.8	20.8	(4.8)%
Business Information	5.4	5.0	8.0%
Education (b)	(.8)	(1.8)
Corporate Overhead	(7.0)	(6.7)

Operating Income	$43.7	$30.1	45.2%

Income (Loss) from Continuing Operations	$12.5 (d)	$(16.6)

Discontinued Operations (b)	$(3.8)	$(22.2)

Income (Loss) Applicable toCommon Shareholders	$6.2	$(43.7)

a)              This presentation eliminates all intrasegment activity.

b)             As the company is pursuing the sale of substantially all of Workplace Learning, the operations have been classified as discontinued for all periods presented and the segment renamed “Education”.

c)              Reconciled to GAAP measure in the attached Financial Highlights table.

d)             Includes gain on sale of investment of approximately $16.7 million.

(1) All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

Consolidated Third Quarter 2004 Results

NEW YORK, NY (November 4, 2004) — PRIMEDIA Inc. (NYSE: PRM) today announced consolidated revenues of $324.1 million in the third quarter 2004, up 4.5% compared to the same period in 2003.  Operating income was $43.7 million in the third quarter 2004, up 45.2%, compared to $30.1 million in the same period of 2003.  The increase in operating income was due primarily to increased revenues and lower depreciation and amortization expenses.

Income applicable to common shareholders was $6.2 million in the third quarter 2004, compared to a loss of $43.7 million in the third quarter 2003.  The increase in income applicable to common shareholders was due primarily to improved operating income, a gain on sale of an investment and reduced losses from discontinued operations.

Basic and diluted income (loss) applicable to common shareholders per common share was $0.02 in the third quarter 2004, compared to a loss of $0.17 per share in the same period last year.  All periods reflect the classification as discontinued operations for most of Workplace Learning.

“Our strategy of focusing on organic growth and upgrading, investing in, and leveraging our high-potential brands is beginning to work,” said Kelly P. Conlin, President and CEO of PRIMEDIA.  “Despite continued market challenges, revenue in our largest segment, Enthusiast Media, has grown each quarter this year.  Business Information has grown revenue in the last two quarters after twelve quarters of decline.  Consumer Guides’ revenue growth continues to reflect the success of existing products and new product launches.

“While there is a continued need to make selective investments in our highest potential products, second-half growth is expected to exceed first half’s, which is an encouraging sign of our progress and our potential.”

Segment Results

Enthusiast Media (Includes Consumer Automotive, Performance Automotive, International Automotive, Outdoors, Action Sports, Lifestyles, and Home Technology magazine groups, their related Web sites, events, licensing and merchandising, and About.com)

($ millions)	Third Quarter		Percent Change
	2004	2003
Revenues, net (1):
Advertising	$107.7	$99.6	8.1%
Circulation	66.2	67.5	(1.9)%
Other	16.7	13.5	23.7%
Intersegment Revenues	0.3	0.5
Total Net Revenues	$190.9	$181.1	5.4%

Segment Expenses	$148.3	$144.5	2.6%

Enthusiast Media Segment EBITDA (2)	$42.6	$36.6	16.4%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached Financial Highlights table.

Enthusiast Media Segment revenues were $190.9 million in the third quarter 2004, up $9.8 million or 5.4%, primarily driven by an $8.1 million or 8.1% increase in advertising revenues to $107.7 million.  Online advertising grew approximately $6.4 million and was the largest contributor to revenue growth.

Inquiry Management Systems reports that advertising pages for PRIMEDIA and its competitors increased during the quarter, with PRIMEDIA’s advertising pages growing 5.6% overall, while pages for competitive publications grew 4.7%.

Circulation revenues were $66.2 million, down $1.3 million or 1.9% in the third quarter 2004.  Subscription revenue was down 2.1%, as subscription levels in certain titles were reduced to increase circulation profitability.  While single copy unit sales declined 4.3% in the quarter, newsstand revenue was flat due to increased pricing and the sale of special issues that carried premium pricing.  PRIMEDIA’s single copy results once again exceeded industry averages, as overall single copy units declined 12.3% in the quarter as reported by the International Periodical Distributors Association.

Other revenues, including licensing, merchandising, events, list rental, and other items, were $16.7 million, up $3.2 million or 23.7% in the third quarter 2004.

Enthusiast Media Segment expenses were $148.3 million in the third quarter 2004, up $3.8 million or 2.6%, reflecting continued investments in product improvements and brand extensions to drive organic revenue and margin growth.

Enthusiast Media Segment EBITDA was $42.6 million, up $6.0 million or 16.4% in the third quarter 2004.  Higher revenue and Segment EBITDA drove Enthusiast Media’s Segment EBITDA margin to 22.3% in the third quarter 2004, up from 20.2% in the third quarter of 2003.

Key accomplishments in the Enthusiast Media Segment include:

•                  Positive consumer response to revitalized editorial products. The company’s largest publication, Motor Trend, redesigned and with a new editor this year, posted a 4.6% increase in advertising pages while its primary competitor’s fell 0.3%, according to the Publishers Information Bureau.  In the first six months of 2004, newsstand sales of Motor Trend grew 7.8%, while its primary competitor declined 5.9%, according to the Audit Bureau of Circulations.

•                  Success with online advertising programs. Page views, unique visitors, and online revenue were up sharply across the Web sites of the company’s enthusiast publications as well as About.com.  As an example, Power & Motoryacht expanded its online video boat testing program, increasing page views 28% and nearly tripling online revenue.

•                  National advertisers increasing their participation in PRIMEDIA’s national advertising program.  PRIMEDIA’s targeted publications and online products, when aggregated, provide advertisers and marketers with the publishing industry’s greatest reach into the elusive and valuable male 18-34 demographic.  PRIMEDIA’s Enthusiast Media Segment’s national advertising revenue has grown 15.8% since the beginning of the year with double-digit increases in the third quarter from Timberland, Bose, Circuit City, eBay, Clorox, and Procter & Gamble, among others.

Consumer Guides (Includes Apartment Guide, New Home Guide, and Auto Guide publications and their related Web sites, and the DistribuTech distribution business)

($ millions)	Third Quarter		Percent Change
	2004	2003
Revenues, net (1):
Advertising	$59.5	$58.5	1.7%
Other	12.2	10.8	13.0%
Total Net Revenues	$71.7	$69.3	3.5%

Segment Expenses	$51.9	$48.5	7.0%

Consumer Guides Segment EBITDA (2)	$19.8	$20.8	(4.8)%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached Financial Highlights table.

Consumer Guides Segment revenues were $71.7 million in the third quarter 2004, up $2.4 million or 3.5%.

Advertising revenues were $59.5 million, up $1.0 million or 1.7% in the third quarter 2004, due primarily to gains in New Home Guide, Auto Guide, and premium online advertising programs.  While vacancy rates are improving in the apartment industry, interest rates remain low and the apartment rental market remains soft.

Other revenues increased to $12.2 million, up $1.4 million or 13.0%, in the third quarter 2004.  DistribuTech, the distribution arm of the Consumer Guides Segment and the business that comprises all revenues in the “Other” category, continues to exhibit double-digit growth through expansion of its distribution network and increased pocket utilization.

Consumer Guides Segment expenses were $51.9 million in the third quarter 2004, up $3.4 million or 7.0%.  The increase was primarily due to additional sales and marketing expenses for new products introduced over the past nine months (Charlotte Auto Guide, already launched, and two additional Auto Guides to be launched in the next four months, as well as the Orlando New Home Guide and Houston New Home Guide), sales program initiatives, and higher distribution expenses.

Consumer Guides Segment EBITDA was $19.8 million, down $1.0 million or 4.8% in the third quarter 2004.  Segment EBITDA margin was 27.6% in the third quarter 2004, down from 30.0% in the same period of 2003.   The decline in Consumer Guides Segment EBITDA and margin was primarily due to increased investment in the distribution network, the Auto Guide and New Home Guide launches, and expanded sales efforts.

Key accomplishments in the Consumer Guides Segment include:

•                  New Home Guide growth.  The New Home Guide division continued to post strong advertising revenue gains in the third quarter, up 6% from the prior year’s quarter for existing publications and up 4% from second quarter 2004.  New Home Guide has recorded nine consecutive months of revenue gains.

•                  New launch success.  Consumer Guides’ three new publications launched in 2004 (Charlotte Auto Guide, Orlando New Home Guide and Houston New Home Guide) all made significant progress in the third quarter, and continue to establish themselves in their respective markets.  The New Home Guide launches grew revenue 30% over the prior quarter, and the Auto Guide publication posted a 16% revenue increase over the prior quarter.

•                  Apartment Guide progress.  Despite difficult conditions in the apartment industry, Apartment Guide posted its second consecutive quarter of advertising revenue gains and made significant improvements to its sales and marketing programs.  In addition, Apartmentguide.com continues as an industry leader in qualified lead delivery to the apartment industry, with nearly 1.4 million leads delivered in the third quarter of 2004.

Business Information (Includes business-to-business magazines and their related Web sites, events, directories, and data products)

($ millions)	Third Quarter		Percent Change
	2004	2003
Revenues, net (1):
Advertising	$39.2	$37.9	3.4%
Circulation	4.0	5.2	(23.1)%
Other	5.4	4.2	28.6%
Total Net Revenues	$48.6	$47.3	2.7%

Segment Expenses	$43.2	$42.3	2.1%

Business Information Segment EBITDA (2)	$5.4	$5.0	8.0%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached Financial Highlights table.

Business Information Segment revenues were $48.6 million in the third quarter 2004, up $1.3 million or 2.7%.  Business Information revenue continues to stabilize, evidenced by two consecutive quarters of revenue growth following twelve quarters of revenue decline.

Advertising revenues were $39.2 million, up $1.3 million or 3.4% in the third quarter 2004.  Advertising strength in the magazines serving the agriculture, trucking, financial services, electrical, and communications sectors was partially offset by decreases in apparel and marketing titles.

Circulation revenues were $4.0 million, down $1.2 million or 23.1%.  This decrease was mainly due to a decrease in the frequency of certain print publications from quarterly to semi-annually.  Other revenues were $5.4 million, reflecting an increase of $1.2 million or 28.6% primarily as a result of an increase in the number of events occurring during the quarter and an increase in revenues from data products.

Business Information Segment expenses were $43.2 million in the third quarter 2004, up $0.9 million or 2.1%.  The increase in expenses was primarily due to selling expense, which increased commensurate with higher revenues.

Business Information Segment EBITDA was $5.4 million, up $0.4 million or 8.0% in the third quarter 2004.  Segment EBITDA margin was 11.1% in the third quarter of 2004, increased from 10.6% in the third quarter of 2003.

Key accomplishments in the Business Information Segment include:

•                  New revenue milestones.  American Printer’s September revenue was the highest in the publication’s history.  Fleet Owner’s September issue generated its highest advertising billing in four years.  Registered Rep.’s September issue recorded its highest advertising billing in three years.

•                  Entertainment show expanded.  Lighting Dimensions significantly broadened its advertiser base by successfully launching The Entertainment Show-LDI, a new event concept, with five mobile outdoor concert stages showcasing all components of entertainment technology.

•                  Online revenue momentum.  Online revenue continued to grow with a 36% increase over the third quarter 2003 by providing targeted newsletters and Webinars particularly in PRIMEDIA’s Telephony and Broadcast Engineering titles.

Education (Includes Channel One, Films Media Group and Interactive Medical Network)

($ millions)	Third Quarter		Percent Change
	2004	2003
Revenues, net (1):
Advertising	$6.8	$6.5	4.6%
Other	6.4	6.4	—
Intersegment Revenues	—	.3
Total Net Revenues	$13.2	$13.2	—

Segment Expenses	$14.0	$15.0	(6.7)%

Education Segment EBITDA (2)	$(0.8)	$(1.8)

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached Financial Highlights table.

Workplace Learning, with the exception of the Interactive Medical Network (IMN), has been classified as a discontinued operation as the company pursues the sale of that business.  The Education and Training Segment has been renamed the Education Segment.

Education Segment revenues were $13.2 million in the third quarter 2004, flat when compared to third quarter 2003.

Advertising revenues, which are all from Channel One, were $6.8 million, up $0.3 million or 4.6% in the third quarter 2004.  Advertising gains from movies, consumer products and television networks were offset predominantly by reduced spending from certain Internet providers.  The third quarter is seasonally low as schools are closed for summer vacation during much of the quarter.  Other revenue was $6.4 million, flat compared to the third quarter 2003.  Contributing to the gain was Channel One production revenue, which was offset by declines at IMN.  Films Media Group revenues increased 1.8%.

Education Segment expenses were $14.0 million in the third quarter 2004, down $1.0 million or 6.7%.  Education Segment EBITDA was $(0.8) million, compared to $(1.8) million in the third quarter 2003.  Increased operational efficiency enabled improvement in Segment EBITDA.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $8.8 million in the third quarter 2004 compared to $13.8 million in the same period of the prior year.  The decline of $5.0 million primarily results from a lower depreciable asset base due to certain assets which became fully depreciated over the past year.  Amortization expense was $4.5 million in the third quarter 2004, compared to $9.5 million in the same period of the prior year.  The decline of $5.0 million primarily results from certain intangible assets which became fully amortized over the past year.   Interest expense was approximately $32.3 million in the third quarter 2004, compared to $29.9 million in the third quarter 2003.  The increase of $2.4 million was due to higher average debt levels as well as higher interest rates.

Provision for Severance, Closures and Restructuring

The company recorded a Provision for Severance, Closures and Restructuring of approximately $1.9 million in the third quarter 2004, compared to $0.4 million in the same period last year.  The increase was due primarily to the subleasing of certain excess real estate at a rate lower than originally estimated.

Discontinued Operations

The company is actively pursuing the sale of Workplace Learning with the exception of IMN.  IMN is not being sold as a new business opportunity for IMN would not have developed if IMN were for sale.  The operating results of Workplace Learning, excluding IMN, have been classified as discontinued operations for all periods presented.  Quarterly financial information for 2004 and 2003 adjusted for all operations classified as discontinued in 2004 is attached (Exhibit A) to this press release.

Gain on Sale of Investment

On September 2, 2004, the company sold its investment in the stock of All About Japan, Inc. for a gain of approximately $16.7 million which is included in Other Income (Expense), Net, in the Financial Highlights Table.

Liquidity and Leverage

The company continues to have more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  As of September 30, 2004, the company had over $300.0 million in cash and available unused credit lines.

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0 million, using cash on hand of approximately $33.0 million and $145.0 million of advances under its revolving credit facility.

The leverage ratio, as defined by the company’s credit agreements, for the 12 months ended September 30, 2004 is estimated to be approximately 5.6 times versus the permitted maximum of 6.25 times.

Guidance

The company affirms its revenue guidance for 2004, with full year 2004 revenue targeted to grow in the low single digit percentage range.  Segment EBITDA for PRIMEDIA’s four business segments after Corporate Overhead is now also targeted to grow in the low single digit percentage range resulting from the classification of Workplace Learning to discontinued operations, which, due to expense reductions, would have contributed an estimated 150 basis points to full year growth in such Segment EBITDA.

Consistent with full year guidance, the percentage change for both measures is expected to be lower in the fourth quarter than in the third, due in part to the timing of expenses and investments in the company’s highest potential growth properties.  As expected, the second half of the year will show most of the full-year growth.

Use of Segment EBITDA

The company is organized into four business segments - Enthusiast Media, Consumer Guides, Business Information, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the segments and to assess their performance.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Thursday, November 4, 2004 at 10:00 AM Eastern Time.  In order to participate in the call, please dial (800) 362-0571 from the United States or (785) 832-1508 from international locations.  The conference ID is PRIMEDIA.  To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing (888) 566-0149 from the United States or (402) 220-9180 from international locations.  The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on November 11, 2004.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

•                  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide and is the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

•                  Business Information is a leading information provider in more than 20 business market sectors with more than 60 magazines, 108 Web sites, 23 events, and 53 directories and data products.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

PRIMEDIA’s stock symbol is NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Maureen O’Mara (investors: 212-745-0119)
Whit Clay (media): 212-446-1864

###

Financial Highlights Table and Exhibit A Follow

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues, Net:
Advertising	$213.2	$202.5	$631.2	$617.3
Circulation	70.2	72.7	208.8	214.5
Other	40.7	34.9	133.2	123.0
Total Revenues, Net	$324.1	$310.1	$973.2	$954.8

Cost of Goods Sold	70.5	68.6	205.5	206.3
Marketing and Selling	67.4	61.5	203.0	196.2
Distribution, Circulation and Fulfillment	53.3	56.8	166.0	168.7
Editorial	27.8	25.7	81.4	77.7
Other General Expenses	38.1	36.9	120.6	117.0
Corporate Administrative Expenses	7.0	6.7	20.6	20.9
Total Segment Expenses	$264.1	$256.2	$797.1	$786.8

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$42.6	$36.6	$114.8	$102.7
Consumer Guides	19.8	20.8	59.9	59.4
Business Information	5.4	5.0	20.7	18.0
Education	(0.8)	(1.8)	1.3	8.8
Corporate Overhead	(7.0)	(6.7)	(20.6)	(20.9)

Depreciation of Property and Equipment	(8.8)	(13.8)	(27.7)	(35.1)
Amortization of Intangible Assets and Other	(4.5)	(9.5)	(15.0)	(29.8)
Severance Related to Separated Senior Executives	—	—	(0.7)	(5.6)
Non-Cash Compensation (D)	(1.4)	(0.8)	(4.8)	(2.8)
Provision for Severance, Closures and Restructuring Related Costs	(1.9)	(0.4)	(8.7)	(3.3)
Provision for Unclaimed Property	—	—	(5.5)	—
Gain (Loss) on Sale of Businesses and Other, Net	0.3	0.7	0.3	(0.6)
Operating Income	43.7	30.1	114.0	90.8

Provision for Impairment of Investments	—	(1.2)	(0.8)	(9.0)
Interest Expense	(32.3)	(29.9)	(90.1)	(94.4)
Interest on Shares Subject to Mandatory Redemption (B)	(10.9)	(11.0)	(32.8)	(11.0)
Amortization of Deferred Financing Costs	(1.3)	(1.1)	(3.7)	(2.4)
Other Income (Expense), Net (E)	17.6	0.5	17.9	(3.3)
Income (Loss) Before Provision for Income Taxes	16.8	(12.6)	4.5	(29.3)

Deferred Non-Cash Provision for Income Taxes	(4.3)	(4.0)	(13.1)	(11.0)

Income (Loss) from Continuing Operations ($0.04 and ($0.08) per basic and diluted share for the three months ended September 30, 2004 and 2003, respectively, and ($0.09) and ($0.30) per basic and diluted share for the nine months ended September 30, 2004 and 2003, respectively)	12.5	(16.6)	(8.6)	(40.3)

Discontinued Operations (($0.02) and ($0.09) per basic and diluted share for the three months ended September 30, 2004 and 2003, respectively, and $0.12 and $0.27 per basic and diluted share for the nine months ended September 30, 2004 and 2003, respectively; including gain on sale of businesses of $1.0 and $2.7 for the three months ended September 30, 2004 and 2003, respectively, and $43.3 and $105.3 for the nine months ended September 30, 2004 and 2003, respectively)	(3.8)	(22.2)	30.6	70.2
Net Income (Loss)	8.7	(38.8)	22.0	29.9

Preferred Stock Dividends and Related Accretion, Net	(2.5)	(4.9)	(13.5)	(36.9)
Income (Loss) Applicable to Common Shareholders	$6.2	$(43.7)	$8.5	$(7.0)

Basic and Diluted Income (Loss) Applicable to Common Shareholders per Common Share	$0.02	$(0.17)	$0.03	$(0.03)

Basic Common Shares Outstanding (weighted average)	260,496,328	259,343,692	260,232,692	259,078,166

Diluted Common Shares Outstanding (weighted average)	264,365,201	259,343,692	260,232,692	259,078,166

Capital Expenditures, net	$9.9	$5.7	$23.5	$26.5

	At September 30,	At June 30,	At December 31,	At September 30,
	2004	2004	2003	2003
Cash and cash equivalents	$20.0	$66.6	$8.7	$18.4
Long-term debt, including current maturities (C)	$1,680.8	$1,609.0	$1,584.6	$1,608.0
Shares subject to mandatory redemption (B)	$474.6	$474.6	$474.6	$477.1
Series J Convertible Preferred Stock (C)	$—	$175.5	$164.5	$159.5
Common shares outstanding	260,636,464	260,422,101	259,722,558	259,610,898

(A)  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B)  In accordance with the prospective adoption, effective July 1, 2003, of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the Company decreased the results from continuing operations by $11.3 and $33.8, which represents $10.9 and $32.8 of Interest on Shares Subject to Mandatory Redemption and $.4 and $1.0 of amortization of issuance costs which are included in amortization of deferred financing costs for the three and nine months ended September 30, 2004, respectively.  Such charges were recorded as preferred stock dividends and accretion prior to adoption. If SFAS No. 150 had been adopted retroactively on January 1, 2003, loss from continuing operations would have increased by $22.7 for the nine months ended September 30, 2003.

(C) New Debt Issuance and Redemption of Series J Convertible Preferred Stock.

New Debt Issuance

On May 14, 2004, PRIMEDIA issued $175.0 of Senior Floating Rate Notes due 2010 and entered into a new $100.0 Term Loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the Term Loan C at LIBOR plus 4.375%. Combined proceeds were applied to prepay $30.0 of outstanding Term Loan A commitments and $120.0 of Term Loan B commitments, with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0, using cash on hand of approximately $33.0 and $145.0 of advances under its revolving credit facility.

(D) Included in the caption, “Non-Cash Compensation”, is the impact of the adoption of SFAS No. 123, “Accounting for Stock-Based Compensation,” effective January 1, 2003, of $.6 and $2.0 for the three and nine month periods ended September 30, 2004, respectively.  The impact of the adoption of SFAS No. 123 was not significant for the comparable periods of last year.

(E) Gain on sale of investment of approximately $16.7 is included in the three and nine months ended September 30, 2004.

Note: Certain reclassifications have been made to prior year’s data to conform with the current year presentation.

Exhibit A

PRIMEDIA Inc.

2004 Operating Results

After Classification of Operations as Discontinued in 2004 (Unaudited)

($ in millions)

	Q1	Q2	Q3	September
	2004	2004	2004	YTD 2004
Revenues, Net:
Enthusiast Media	$172.5	$188.0	$190.9	$551.4
Consumer Guides	71.4	71.1	71.7	214.2
Business Information	54.9	58.1	48.6	161.6
Education	17.2	16.6	13.2	47.0
Intersegment Eliminations	(0.3)	(0.4)	(0.3)	(1.0)
Total Revenues, Net	$315.7	$333.4	$324.1	$973.2

Segment EBITDA (A):
Enthusiast Media	$29.4	$42.8	$42.6	$114.8
Consumer Guides	19.7	20.4	19.8	59.9
Business Information	5.1	10.2	5.4	20.7
Education	1.7	0.4	(0.8)	1.3
Corporate Overhead	(7.6)	(6.0)	(7.0)	(20.6)

Depreciation of Property and Equipment	(10.2)	(8.7)	(8.8)	(27.7)
Amortization of Intangible Assets and Other	(5.8)	(4.7)	(4.5)	(15.0)
Severance Related to Separated Senior Executives	(0.7)	—	—	(0.7)
Non-Cash Compensation	(1.9)	(1.5)	(1.4)	(4.8)
Provision for Severance, Closures and Restructuring Related Costs	(2.5)	(4.3)	(1.9)	(8.7)
Provision for Unclaimed Property	(5.5)	—	—	(5.5)
Gain on Sale of Businesses and Other, Net	—	—	0.3	0.3
Operating Income	21.7	48.6	43.7	114.0

Other Income (Expense):
Provision for Impairment of Investments	—	(0.8)	—	(0.8)
Interest Expense	(28.1)	(29.7)	(32.3)	(90.1)
Interest on Shares Subject to Mandatory Redemption	(11.0)	(10.9)	(10.9)	(32.8)
Amortization of Deferred Financing Costs	(1.1)	(1.3)	(1.3)	(3.7)
Other Income (Expense), Net	0.4	(0.1)	17.6	17.9

Income (Loss) Before Provision for Income Taxes	(18.1)	5.8	16.8	4.5

Deferred Non-Cash Provision for Income Taxes	(4.4)	(4.4)	(4.3)	(13.1)

Income (Loss) from Continuing Operations	$(22.5)	$1.4	$12.5	$(8.6)

(A) Segment EBITDA reconciled to Income (Loss) from Continuing Operations.

PRIMEDIA Inc.

2003 Operating Results

After Classification of Operations as Discontinued in 2004 (Unaudited)

($ in millions)

	Q1	Q2	Q3	Q4	Full Year
	2003	2003	2003	2003	2003
Revenues, Net:
Enthusiast Media	$171.6	$183.5	$181.1	$183.0	$719.2
Consumer Guides	67.9	69.4	69.3	70.0	276.6
Business Information	56.2	57.8	47.3	60.1	221.4
Education	22.0	20.3	13.2	24.2	79.7
Intersegment Eliminations	(2.4)	(1.6)	(0.8)	(0.7)	(5.5)
Total Revenues, Net	$315.3	$329.4	$310.1	$336.6	$1,291.4

Segment EBITDA (A):
Enthusiast Media	$23.8	$42.3	$36.6	$41.5	$144.2
Consumer Guides	17.6	21.0	20.8	23.8	83.2
Business Information	5.0	8.0	5.0	17.1	35.1
Education	6.6	4.0	(1.8)	7.8	16.6
Corporate Overhead	(7.4)	(6.8)	(6.7)	(5.3)	(26.2)

Depreciation of Property and Equipment	(9.8)	(11.5)	(13.8)	(11.3)	(46.4)
Amortization of Intangible Assets and Other	(10.5)	(9.8)	(9.5)	(23.8)	(53.6)
Severance Related to Separated Senior Executives	—	(5.6)	—	(3.8)	(9.4)
Non-Cash Compensation	(1.2)	(0.8)	(0.8)	(8.4)	(11.2)
Provision for Severance, Closures and Restructuring Related Costs	(1.2)	(1.7)	(0.4)	(4.8)	(8.1)
Gain (Loss) on Sale of Businesses and Other, Net	(0.2)	(1.1)	0.7	0.1	(0.5)
Operating Income	22.7	38.0	30.1	32.9	123.7

Other Income (Expense):
Provision for Impairment of Investments	—	(7.8)	(1.2)	—	(9.0)
Interest Expense	(33.1)	(31.4)	(29.9)	(28.5)	(122.9)
Interest on Shares Subject to Mandatory Redemption	—	—	(11.0)	(10.9)	(21.9)
Amortization of Deferred Financing Costs	(0.8)	(0.5)	(1.1)	(1.1)	(3.5)
Other Income (Expense), Net	(0.5)	(3.3)	0.5	0.7	(2.6)

Loss Before Provision for Income Taxes	(11.7)	(5.0)	(12.6)	(6.9)	(36.2)

Deferred Non-Cash Provision for Income Taxes	(3.7)	(3.3)	(4.0)	(1.2)	(12.2)

Loss from Continuing Operations	$(15.4)	$(8.3)	$(16.6)	$(8.1)	$(48.4)

(A) Segment EBITDA reconciled to Loss from Continuing Operations.